                                 Exhibit 99(d)



                            FIRST AMENDMENT TO THE
                            ----------------------
                   BOE FINANCIAL SERVICES OF VIRGINIA, INC.
                   ----------------------------------------
                    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                    ---------------------------------------

     FIRST AMENDMENT, effective March 24, 2000, to the BOE Financial Services of Virginia, Inc. Stock Option Plan for Outside Directors (the "Plan"), by BOE Financial Services of Virginia, Inc. (the "Company").

     NOW, THEREFORE, the Plan is amended as follows:

     I.     Section 2 of the Plan is amended in its entirety to read as follows:

     2.  Eligibility and Grant of Options.  The Company's Board of Directors
         --------------------------------
     (the "Board of Directors") shall determine the amount and timing of grants of Options to Directors. Grants may be made upon the first election of a Director, at periodic intervals or at any other time determined by the Board of Directors. The option price for each Option shall be determined as of the date of grant, pursuant to Section 4 below. The Company shall effect the grant of Options under the Plan by the execution and delivery of written option agreements (the "Option Agreement") between the Company and the Directors receiving Options ("Optionees").

     II. Sections 5(a)-(d) of the Plan are amended in their entirety to read as follows:

     5.  Terms and Limitations on Exercise.  Options may be exercised, in whole
         ---------------------------------
     or in part, but only with respect to whole shares of Common Stock, as outlined below, by giving timely written notice to the Company.

            (a) The term of any Option shall be determined by the Board at the date of grant and shall not exceed ten years from the date it is granted. No Option may be exercised after the expiration of its term or after the date set forth in subsection (b), (c) or (d) below, if earlier.

            (b) Unless otherwise provided in an Option Agreement, if an Optionee ceases to be a member of the Board of Directors on account of his retirement, death or disability (as determined by the Board of Directors), the Optionee (or his legatees or distributees or the personal representatives of his estate, in the event of his death) may exercise his outstanding options at any time until the first to occur of (x) the date that is two years after the Optionee ceases to be a member of the Board of Directors or (y) the date on which the Options expire according to their terms.

            (c) Unless otherwise provided in an Option Agreement, if an Optionee ceases to be a member of the Board of Directors for any reason other than described in subsection (b) above, the Optionee may exercise his outstanding Options at any time until the first to occur of (x) the date that is three months after the Optionee ceases to be a member of the Board of Directors or (y) the date on which the Options expire according to their terms.

            (d) Unless otherwise provided in an Option Agreement, if an Optionee dies after he ceases to be a member of the Board of Directors, but within the time period during which his outstanding Options are still exercisable, the Optionee's outstanding Options may be exercised by his legatees or distributees or the personal representative of his estate. These Options may be exercised at any time until the first to occur of (x) the date that is two years after the Optionee ceases to be a member of the Board of Directors or (y) the date on which the Options expire according to their terms.


     III.   In all other respects, the Plan is hereby ratified and confirmed.


                          *    *   *   *   *   *   *

     To record the adoption of the Amendment as set forth above, the Company has caused this document to be signed on this 8th day of November, 2000.



                              BOE Financial Services of Virginia, Inc.


                              By: /s/ Bruce E. Thomas
                                  --------------------------------
                                  Bruce E. Thomas, Vice President,
                                  Treasurer and Secretary